Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investor Relations:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media Relations:	Christopher Katis, Ron Heckmann
(415) 439-4518

For Immediate Release

FIRST QUARTER NET INCOME INCREASES 123% YEAR-OVER-YEAR

CONSOLIDATED SALES INCREASE 21.6% FROM PRIOR YEAR

GUITAR CENTER COMPARABLE STORE SALES INCREASE 11%

COMPANY RAISES SECOND QUARTER EARNINGS GUIDANCE

TO $0.33 TO $0.35 PER SHARE

Westlake Village, California (April 27, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported that its net income for the first quarter of 2004 increased 123% to $11.8 million, or $0.46 per diluted share, compared to net income in the first quarter of 2003 of $5.3 million, or $0.22 per diluted share.  Consolidated net sales for the quarter ended March 31, 2004 increased 21.6% to $349.7 million from $287.5 million in the same period last year.

Larry Thomas, chairman and co-chief executive officer of Guitar Center, said, “The Company’s first quarter results significantly exceeded our expectations.  We are delighted with the 11% comparable store sales growth generated at our Guitar Center stores.  Our Guitar Center division turned in an outstanding performance due to continued supply chain execution and a strong response to our promotions, as well as the restructuring of our store management completed last year and the ongoing efforts of our sales associates.  Reflecting the hard work of the Musician’s Friend team, we achieved better than expected direct response sales and operating income and continue to realize the benefits of our infrastructure improvements.  We also continued to focus on improving execution in the retail business at American Music and generated results in this division in line with our projections.  We are pleased with the overall execution within our company and believe we are well positioned to achieve our growth objectives for the second quarter.”

Strong Sales and Operating Margin at Guitar Center Stores

During the first quarter, we opened a large format Guitar Center store in Brookfield, Wisconsin and small format stores in Mobile, Alabama, Ft. Myers, Florida, Albuquerque, New Mexico and Toledo, Ohio.  Net sales from Guitar Center stores were $263.5 million for the first quarter, a 20.7% increase from $218.3 million reported in the same period of 2003.  Comparable Guitar Center store sales increased 11% for the quarter.  Sales from new stores contributed $21.2 million and represent 46.8% of the total increase in Guitar Center store sales.

First quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 25.3% compared with 24.0% in the first quarter of 2003.  This increase reflects a higher than expected selling margin and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.3% as a percentage of net sales compared with 20.9% in the first quarter of 2003.  The decrease reflects leveraging due to higher than expected net sales, partially offset by increased expenses related to insurance and bonus accruals.

Musician’s Friend Generates Strong Growth

In the first quarter, direct response net sales increased 28.2% to $76.8 million from $59.9 million in the first quarter of 2003.

In the first quarter, gross margin for the direct response division was 32.0% compared with 31.3% in the first quarter of 2003.  The increase in gross margin resulted primarily from an increase in selling margin.  Selling, general and administrative expenses for the direct response division were 21.5% in the first quarter compared to 22.7% in the same period last year.  The decrease was primarily due to leveraging on better than expected sales and increased operational efficiencies.

American Music Results

Net sales from American Music stores were $9.4 million for the first quarter, approximately even with net sales of $9.3 million generated in the first quarter of 2003.

First quarter gross margin for the American Music stores was 36.1% compared with 37.2% in the first quarter of 2003.  Selling, general and administrative expenses for the American Music stores were 46.1% as a percentage of net sales compared with 41.2% in the first quarter of 2003.  As planned, selling, general and administrative expenses reflect the continued systems implementation and infrastructure build out.  As a result, we incurred an operating loss of $940,000 for the first quarter for these stores in line with our previously announced guidance.

Liquidity and Interest Expense

At March 31, 2004, we held cash balances of $19.0 million and had no borrowings drawn under our line of credit.  Interest expense in the first quarter of 2004 was $1.4 million compared to $3.1 million in the first quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced interest expense benefited earnings by $0.04 per diluted share in the first quarter.

Business Outlook

We have opened one small format store in the second quarter in Nashua, New Hampshire and plan to open an additional two large format stores during the quarter.  As a result of the better than anticipated first quarter results and assuming current business and economic trends continue, we are projecting that second quarter 2004 net sales will be in the range of $331 million to $342 million and that second quarter 2004 diluted earnings per share will be in the range of $0.33 to $0.35, an increase from the guidance we previously provided for this quarter on December 4, 2003.

For the three months ended March 31, 2004 and in determining our guidance for the second quarter of 2004, the 2.9 million shares of common stock issuable upon conversion of the 4% senior convertible notes issued in June 2003 (reflecting an effective conversion price of $34.58 per share) were not deemed to be common stock equivalents and thus not considered in the calculation of earnings per share.  At such time that those notes become convertible, which generally involves trading prices of $41.50 per share for a specified period and designated corporate events, the security will be treated under the as-if converted method whereby for earnings per share purposes the 2.9 million conversion shares will be deemed outstanding and the after-tax interest expense for the period will be added back to net income.

The comments regarding the future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and audio webcast today at 2:00 p.m. PST to discuss financial results for the first quarter ended March 31, 2004.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial (800) 627-7250 (Domestic) or (706) 645-9246 (International) and provide the Conference ID: Guitar Center.  If you are unable to participate in the call live, a replay will be available through May 4, 2004.  To access this service, please dial:  (800) 642-1687 (Domestic) or (706) 645-9291 (International); pin number 6763641.  The webcast will be simultaneously available through a link on the Company’s web site at www.guitarcenter.com and may also be accessed through a link at www.fulldisclosure.com.  A replay of the webcast will be available on the guitarcenter.com web site.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 128 Guitar Center stores, with 108 stores in 46 major markets and 20 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter ending June 30, 2004, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.  Our guidance also assumes that American Music achieves results in the second quarter of 2004 in line with the guidance we previously provided in the Form 8-K filed on December 4, 2003.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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